Exhibit 99.2

SELECTED HISTORICAL COMBINED FINANCIAL

The following selected financial data is only a summary for the combined financial statements of Utz Brands Holdings, LLC (“Utz” or the “Company”) and should be read in conjunction with Utz’s combined financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” filed as Exhibit 99.3 to the Current Report on Form 8-K of which these Selected Historical Combined Financial and Other Date are part (the “Super 8-K”). Utz’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year. The following selected statement of operations data and statement of cash flows data for Utz’s quarterly thirteen and twenty-six weeks ended June 28, 2020 and June 30, 2019, and the following balance sheet data as of June 28, 2020 and December 29, 2019 have been derived from Utz’s unaudited consolidated financial statements filed as Exhibit 99.3 to the Super 8-K.

Statements of Operations

(in thousands)
(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	$241,977	$188,432	$470,006	$366,844
Cost of goods sold	157,096	126,617	305,111	248,497
Gross profit	84,881	61,815	164,895	118,347
Selling and administrative expenses
Selling	49,598	36,324	97,931	73,460
Administrative	18,484	10,082	38,424	23,476
Total selling and administrative expenses	68,082	46,406	136,355	96,936
Gain on sale of assets
Gain on disposal of property, plant and equipment	25	287	93	1,016
Gain on sale of routes, net	627	2,798	1,031	5,240
Total gain on sale of assets	652	3,085	1,124	6,256
Income from operations	17,451	18,494	29,664	27,667
Other (expense) income
Interest expense	(9,987)	(12,851)	(19,630)	(25,395)
Other income (expense)	259	(1,337)	839	(204)
Other expense, net	(9,728)	(14,188)	(18,791)	(25,599)
Income before taxes	7,723	4,306	10,873	2,068
Income tax expense	1,171	1,389	2,629	1,766
Net income	6,552	2,917	8,244	302
Net income attributable to noncontrolling interest	—	(715)	―	(1,420)
Net income attributable to controlling interest	$6,552	$2,202	$8,244	$(1,118)
Other comprehensive loss
Interest Rate Swap	(709)	―	(7,917)	―
Comprehensive income (loss)	$5,843	$2,202	$327	$(1,118)

Statements of Cash Flow

(in thousands)
(unaudited)

	Twenty-six weeks ended
	June 28, 2020	June 30, 2019
Net cash provided by (used in) operating activities	$20,313	$(9,323)
Net cash (used in) provided by investing activities	(18,011)	23,630
Net cash used in financing activities	(7,384)	(10,043)

Balance Sheet

(in thousands)
(unaudited)

	June 28, 2020	December 29, 2019
Total assets	$791,015	$778,547
Total liabilities	829,236	811,899
Total (deficit) equity	(38,221)	(33,352)